Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated April 14, 2011 with respect to the consolidated financial statements included in the Annual Report on Form 10-K for the year ended January 31, 2011 of Argan, Inc., which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

McLean, Virginia

February 13, 2012